Exhibit 10.3

AMENDED AND RESTATED
CHANGE OF CONTROL
PROTECTION AGREEMENT

This Amended and Restated Change of Control Protection Agreement (this “Agreement”) is made and entered into as of December 31, 2008, (the “Effective Date”) by and between Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware with its principal office at 666 Third Avenue, New York, New York 10017 (the “Company”) and Ian Blackley (the “Executive”).

WITNESSETH:

WHEREAS, the Company believes that the establishment and maintenance of a sound and vital management of the Company and its affiliates is essential to the protection and enhancement of the interests of the Company and its stockholders;

WHEREAS, the Company also recognizes that the possibility of a Change of Control (as defined in Section 1(iii) hereof), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company;

WHEREAS, the Company has determined that it is appropriate to take steps to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a Change of Control;

WHEREAS, the Company and the Executive are parties to that certain Change of Control Protection Agreement, dated as of January 1, 2006 (the “Prior Agreement”); and

WHEREAS, the Prior Agreement will expire by its terms on December 31, 2008 unless further extended by the Company and the Executive and the parties desire to extend the term of Prior Agreement and to amend and restate the Prior Agreement effective as of the Effective Date on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.                Definitions.  The foregoing terms shall have the following meaning:

(i)             “Anticipatory Termination” means a termination of the Executive’s employment without Cause or for Good Reason that occurs after a tender offer is announced for the Company or after material discussions have occurred with a possible acquirer with regard to a Transaction, provided, that such offer or discussions have not terminated.

(ii)             “Cause” shall mean: (A) the Executive’s willful misconduct involving the Company or its assets, business or employees or in the performance of his duties which is materially injurious to the Company (in a manner which would effect the Company economically or as to its reputation); (B) the Executive’s indictment for, or conviction of , or pleading guilty or nolo contendre to, a felony (provided that for this purpose, a felony shall cover any action or inaction that is a felony or crime under federal, state or local law in the United States (collectively, “U.S. law”) and any action or inaction which takes place outside of the United States, if it would be a felony under U.S. law); (C) the Executive’s continued and substantial failure to attempt in good faith to perform his duties with the Company (other than failure resulting from his incapacity due to physical or mental illness or injury), which failure has continued for a period of at least ten (10) days after written notice thereof from the Company; (D) the Executive’s breach of any material provisions of any agreement with the Company, which breach, if curable, is not cured within ten (10) days after written notice thereof from the Company; or (E) the Executive’s failure to attempt in good faith to promptly follow a written direction of the Board of Directors of the Company (the “Board”) or a more senior officer, provided that the failure shall not be considered “Cause” if the Executive, in good faith, believes that such direction, or implementation thereof, is illegal and he promptly so notifies the Chairman of the Board in writing.  No act or failure to act by the Executive shall be deemed to be “willful” if he believed in good faith that such action or non-action was in or not opposed to, the best interests of the Company.

(iii)             A “Change of Control” shall mean the occurrence of any of the following events:  (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any “Subsidiary,” any employee benefit plan sponsored or maintained by the Company, or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of the Company having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors of the Company; provided, that no Change of Control will be deemed to have occurred as a result of an increase in ownership percentage in excess of thirty percent (30%) resulting solely from an acquisition of securities by the Company unless and until such person acquires additional shares of the Company; (ii) there is a merger or other business combination of the Company, or sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity in approximately the same proportion as they had in the Company immediately prior to the Transaction; or (iii) during any period of twelve (12) consecutive months beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board.  Only one (1) Change of Control may occur under this Agreement.

(iv)             “Disability” shall mean the Executive’s failure to have performed his material duties and responsibilities as a result of physical or mental illness or injury for more than one hundred eighty (180) days during a three hundred sixty-five (365) day period.

(v)             “Good Reason” shall mean a termination of employment by the Executive effected by a written notice given within ninety (90) days after the occurrence of the Good Reason event.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent which event is not cured within ten (10) days after written notice thereof from the Executive to the Company: (A) any material diminution in the Executive’s position, duties, responsibilities, title or authority, or the assignment to the Executive of duties and responsibilities materially inconsistent with his position, except in connection with the Executive’s termination for Cause or as a result of death, or temporarily as a result of the Executive’s incapacity or other absence for an extended period; (B) a reduction in the Executive’s annual base salary; (C) a relocation of the Executive’s principal business location to an area outside of a fifty (50) mile radius of both the Executive’s current principal business location and the Executive’s principal residence; or (D) any breach of Section 13 of this Agreement.

(vi)             A termination “without Cause” shall mean a termination of the Executive’s employment by the Company other than for a termination for Cause or due to Disability.

2.                 Term.  This Agreement shall commence on the Effective Date and shall expire on the earliest of:  (i) December 31, 2011 (the “Expiration Date”), subject to the right of the Board and the Executive to extend the Expiration Date, provided that, if a Change of Control takes place prior to the Expiration Date, the duration of this Agreement under this subpart (i) shall be a period of two (2) years after the date of the consummation of a Change of Control whether such two (2) year period ends before or after the Expiration Date; (ii) the date of the death of the Executive or retirement or other termination of the Executive’s employment (voluntarily or involuntarily) with the Company prior to a Change of Control other than as a result of a termination by the Company without Cause or by the Executive for Good Reason that is an Anticipatory Termination; or (iii) ninety (90) days after an Anticipatory Termination by the Company without Cause or by the Executive with Good Reason if a Change of Control does not occur on or prior to such date.  Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any payment to the Executive pursuant to the terms hereof at or prior to the expiration of this Agreement, then this Agreement shall remain in effect for such and related purposes (including but not limited to under Section 5 hereof) until all of the Company’s obligations hereunder are fulfilled.  Further, provided that a Change of Control has taken place prior to the termination of this Agreement, the provisions of Sections 10 and 12 hereof shall survive and remain in effect notwithstanding the termination of this Agreement, the termination of the Executive’s employment or any breach or repudiation or alleged breach or repudiation by the Company or the Executive of this Agreement or any one or more of its terms.

3.                 Termination Following Change of Control.  If, and only if, (i) a Change of Control occurs and the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason at any time within two (2) years after the Change of Control or (ii) there was an Anticipatory Termination and the Change of Control has taken place within ninety (90) days thereafter, the Executive shall be entitled to the amounts and benefits provided in Section 4 upon such termination.  In the event of an Anticipatory Termination within ninety (90) days prior to a Change in Control, if any equity grants which were granted prior to the Change of Control would vest on a Change of Control after the Anticipatory Termination, any such equity grants that otherwise would be forfeited (after application of any other accelerated vesting provision) shall not be forfeited pending a determination of whether or not a Change of Control occurs within ninety (90) days thereafter (the “Determination Period”), but during the Determination Period no unvested option shall vest or be exercisable, no other unvested equity grant shall vest and no dividends shall be payable unless and until the Change of Control takes place during the Determination Period.  If a Change of Control occurs during the Determination Period, and the option exercise period would otherwise have expired, then the exercise period for any equity grants which otherwise would have expired during the Determination Period shall automatically be deemed to have been extended to the date which is thirty (30) days following the first date after such Change of Control in which shares of the Company could be traded by the Executive on the applicable market under the Company’s trading window policies but, with regard to any outstanding options on the Effective Date, not beyond the earlier of the latest date that the option could have expired by its original terms under any circumstance or the tenth (10th) anniversary of the original date of grant of the option.

4.                 Compensation on Change of Control Termination.  If, pursuant to Section 3, the Executive is entitled to amounts and benefits under this Section 4, the Executive shall receive the following payments and benefits from the Company:

(a)  (i) Subject to submission of appropriate documentation, any incurred but unreimbursed business expenses for the period prior to the Executive’s termination payable in accordance with the Company’s policies and practices; (ii) any base salary, bonus (other than any annual bonus), vacation pay or other compensation accrued or earned under law or in accordance with the Company’s policies applicable to the Executive but not yet paid, payable in accordance with the Company’s normal policies and practices for such compensation; and (iii) any other amounts or vested benefits due under the then applicable employee benefit (including, without limitation, any non-qualified pension plan or arrangement), equity or incentive plans of the Company then in effect, applicable to the Executive as shall be determined and paid in accordance with such plans;

(b)  Subject to Sections 4(h), 8 and 21(b) hereof, a lump sum amount (without regard to any interest which may have accrued thereon) paid on the 60th day after the Executive’s Date of Termination equal to one and one-half (1.5) times the Executive’s annual base salary rate in effect immediately prior to his termination (or if such termination is by the Executive pursuant to Section 1(v)(B), Executive’s annual base salary rate in effect immediately prior to such reduction of the rate of his annual base salary) (the “Severance Base Salary Rate”);

(c)  Subject to Sections 8 and 21(b) hereof, a lump sum amount (without regard to any interest which may have accrued thereon) paid on the 100th day after the Executive’s Date of Termination equal to the sum of:

(i)  one and one-half (1.5) times the sum of the Executive’s highest target annual incentive compensation in effect within one hundred eighty (180) days prior to, or at any time after, the Change of Control; provided, that if no target annual incentive compensation is in effect during such period, then for the purpose of this Section 4(c)(i), the Executive’s target incentive compensation shall be deemed to be 50% of the Executive’s Severance Base Salary Rate; plus

(ii)  an amount equal to eighteen (18) months of additional employer contributions that would have been made for the Executive under any qualified or nonqualified defined contribution pension plan or arrangement of the Company applicable to the Executive as in effect on the Executive’s Date of Termination (as defined below), measured from the Executive’s Date of Termination and not contributed to the extent that the Executive would otherwise be entitled to such contributions during such period if the Executive’s employment had not been terminated and he had contributed at the maximum permitted salary reduction level during such period.

(d)  Subject to Sections 4(h) and 8 hereof, a pro rata annual bonus for the year in which Executive is terminated based on actual results for such year and pro rated based on the portion of the year the Executive was employed, paid to the Executive in the calendar year following the completed fiscal year of the Company for which such bonus was earned when other executive’s of the Company receive their bonuses for such fiscal year.

(e)  Subject to Sections 4(h) and 8 hereof, any earned but unpaid annual bonus for a previously completed fiscal year of the Company, paid to the Executive in the calendar year following the completed fiscal year of the Company for which such bonus was earned when other executive’s of the Company receive their bonuses for such fiscal year

(f)  Subject to Sections 4(h) and 8 hereof, (i) if benefits under the Company health plans in which the Executive participated immediately prior to the termination of the Executive’s employment, or materially equivalent plans maintained by the Company in replacement thereof (the “Health Plans”) will not be taxable to the Executive, than continued coverage at the Company’s expense (other than as set forth below) under the Health Plans, or (ii) if benefits under the Health Plans will be taxable to the Executive, reimbursement for the Executive’s premiums for continued coverage under the Health Plans in the amount that the cost of such coverage exceeds the active employee rate under the Health Plans (as determined based on the premium rate in effect for the Executive on the Executive’s Date of Termination and excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), in either case for the Executive and the Executive’s dependents until the earliest of (x) eighteen (18)  months following the Executive’s Date of Termination and (y) the Executive’s commencement of other substantially full-time employment (such period, the “Coverage Period”).  Notwithstanding the foregoing, in the case of (i), the Executive shall pay the same premium amount for such coverage as the Executive would pay if an active employee under the Health Plans (as determined based on the premium rate in effect for the Executive on the Executive’s Date of Termination and excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) and the Company portion of the premium for any such coverage shall be paid on a monthly basis.  In the case of (ii), any such reimbursement payment shall be payable on the first Company payroll date for the applicable month for which such premium amount is paid, such payment to include a tax gross-up payment to the extent the amount taxable to the Executive is greater than the amount that would have been taxable to the Executive if the Executive was an employee and participated in the Health Plans.  The Coverage Period shall run concurrently with the applicable continuation coverage for the Executive and the Executive’s dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

(g)           All of the Executive’s then unvested equity awards which were granted prior to a Change of Control shall automatically vest and all restrictions thereon shall lapse.

(h)           Notwithstanding anything herein to the contrary, in the event that the Executive is entitled to the benefits under this Section 4 as a result of an Anticipatory Termination that occurred within 90 days prior to a Change in Control and if as a result of the termination of the Executive’s employment the Executive was entitled to receive the payments and benefits provided under the Overseas Shipholding Group, Inc. Severance Protection Plan (the “Severance Plan”), then the Executive shall continue to be entitled to receive such payments and benefits under and in accordance with the terms and conditions of the Severance Plan and (i) the Executive shall not be entitled to receive the amounts under Sections 4(b), 4(d) and 4(e); (ii) the Executive shall not be entitled to receive the benefits or payments under Section 4(f); and (iii) all other payments and benefits set forth in this Section 4 shall be provided to the Executive as set forth herein.

(i)  Except as set forth in Section 4(h), in the event that the Executive is entitled to receive the payments and benefits set forth in this Section 4, then the Executive shall not be eligible to participate in any other severance, termination, change in control or similar plan, policy or practice of the Company.

5.               Excise Tax.

(a)           In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“Code”) or any person affiliated with the Company or such person) as a result of a Change in Control (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to the Executive at the time specified in Section 5(e) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this Section 5(a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

(b)           Notwithstanding the foregoing provisions of Section 5(a) to the contrary, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but the Company Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of the Company Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Company Payments, in the aggregate, shall be reduced to an amount that is one dollar ($1) less than the Reduced Amount; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Executive (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Executive minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments.  If the Reduced Amount is to be effective, the Company Payments shall be reduced in the following order:  (A) any cash severance based on a multiple of annual base salary or bonus, (B) any other cash amounts payable to the Executive, (C) any benefits valued as “parachute payments,” (D) acceleration of vesting of any stock option or similar awards for which the exercise price exceeds the then fair market value, and (E) acceleration of vesting of any equity not covered by clause (D) above.  In the event that the Internal Revenue Service or court ultimately makes a determination that the “excess parachute payments” plus the “base amount” is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Amount, as applicable, to reflect the final determination and the resulting impact on whether this Section 5(b) applies.

(c)           For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Company Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1 Q/A33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.  All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive.  The determination of the Accountants, subject to the adjustments provided below, shall be final and binding upon the Company and the Executive.

(d)           For purposes of determining the amount of the Gross-Up Payment, the Executive’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects the Executive to the Excise Tax occurs shall be used.  In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion.  The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied.  In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service (or other taxing authority) to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

(e)           The Gross-Up Payment or portion thereof provided for in Section 5(d) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to Section 5(d) above, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Executive to the Excise Tax.  Subject to Sections 5(d) and 5(i), in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(f)           In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues.  In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

(g)           The Company shall be responsible for all charges of the Accountants.

(h)           The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.

(i)            Nothing in this Section 5 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

(j)            The provisions of this Section 5 shall survive the Executive’s Termination of Employment for any reason and any amount payable under this Section 5 shall be subject to the provisions of Section 21(b).

6.               Notice of Termination.  After a Change of Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 16.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.  Further, a Notice of Termination for Cause after a Change of Control is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination and which the Executive had the right to attend and speak finding that, in the good faith opinion of the Board, the Executive has engaged in conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

7.               Date of Termination.  The Executive’s “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change of Control, shall mean the date specified in the Notice of Termination and, in the case of a termination by the Executive for Good Reason, shall not be less than five (5) days nor more than sixty (60) days, from the date such Notice of Termination is given.  In the event a Notice of Termination is given by the Company, the Executive may treat such notice as having a date of termination at any date between the date of receipt of such notice and the date of termination indicated in the Notice of Termination by the Company; provided, that the Executive must give the Company written notice of the date of termination if he deems it to have occurred prior to the date of termination indicated in the Notice of Termination.

8.               Acceptance and Release. Any and all amounts payable and benefits or additional rights provided pursuant to Sections 4(b), (c), (d), (e), (f) and (g) (collectively, the “Severance Benefits”) shall only be payable or provided if the Executive executes and delivers to the Company an Acceptance Form and Release in the form attached hereto as Exhibit A (the “Release”) discharging all claims of the Executive which may have occurred up to the the Executive’s Date of Termination (with such changes therein as may be necessary to make it valid and encompassing under applicable law).  The Company shall provide the Executive with a copy of the Release within seven (7) days following the Executive’s Date of Termination and the Executive will be required to provide the Company with an executed copy of the Release that has become effective within sixty (60) days following the Executive’s Date of Termination.  The Executive hereby acknowledges that the Executive shall forfeit any right to receive the Severance Benefits in the event that the requirements of this Section 8 are not timely satisfied.

9.               No Duty to Mitigate/Set-off.  Other than as set forth in Section 4(f), the Company agrees that if the Executive’s employment with the Company is terminated pursuant to this Agreement during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise.  Except as otherwise provided herein and apart from any disagreement between the Executive and the Company concerning interpretation of this Agreement or any term or provision hereof, the Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.  Except as otherwise set forth in Section 4(h), the amounts due under Section 4 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

10.              Confidentiality, Non-Competition, Non-Solicitation and Cooperation.

(a)     During the Executive’s employment with the Company and thereafter, the Executive agrees not to, directly or indirectly, for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Executive’s own account, without the prior written consent of the Board or the Chief Executive Officer of the Company (the “CEO”), any proprietary processes, trade secrets or other confidential data or information of the Company and its related and affiliated companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that the obligations of this Section 10(a) shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Executive is legally required to do so, provided that the Executive gives the Company prompt written notice of receipt of notice of any legal proceedings so as the Company has the opportunity to obtain a protective order, or (ii) become known to and available for use by the public other than by the Executive’s wrongful act or omission.

(b)     During the Executive’s employment with the Company and thereafter, the Executive agrees to fully cooperate with the Company or its counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which the Executive was involved during the Executive’s employment with the Company or to which the Executive has knowledge based on the Executive’s employment with the Company.

(c)     During the Executive’s employment with the Company and, if the Executive is receiving the amounts and benefits provided under Section 4, for the one (1) year period following the termination of the Executive’s employment with the Company, the Executive agrees not to participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a business in competition with any Material Business (as defined below) conducted by the Company as of the date of the termination of the Executive’s employment (“Competitor”), provided, however, that such participation will not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company, (ii) engaging in any activity with, or for, a non-competitive division, subsidiary or affiliate of any Competitor, or (iii) any activity engaged in with the prior written approval of the Board or the CEO.  A business shall be deemed to be a “Material Business” of the Company if it generated more than 5% of the Company’s revenues in the fiscal year ending immediately prior to termination of the Executive’s employment or is projected to generate more than 5% of the Company’s revenues in the fiscal year of termination of the Executive’s employment.

(d)     During the Executive’s employment with the Company and, if the Executive is receiving the amounts and benefits provided under Section 4, for the one (1) year period following the termination of the Executive’s employment with the Company, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, induce, hire or retain any employee of the Company (or any person who had been such an employee in the prior six (6) months) to leave the employ of the Company or to accept employment or retention as an independent contractor with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to assist or aid any other person, firm, corporation or other entity in identifying, soliciting, hiring or retaining any such employee; provided, the Executive may serve as a reference after the Executive is no longer employed by the Company, but not with regard to any entity with which the Executive is affiliated or from which the Executive is receiving compensation and this provision shall not be violated by general advertising not specifically targeted at employees of the Company.

(e)     During the Executive’s employment with the Company and, if the Executive is receiving the amounts and benefits provided under Section 4, for the one (1) year period following the termination of the Executive’s employment with the Company, the Executive will not solicit or induce any customer of the Company to purchase goods or services offered by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(f)     Because the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate, the Executive acknowledges and agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(g)     If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted.

(h)     The obligations contained in this Section 10 shall survive the termination, separation, or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

(i)     Notwithstanding anything herein to the contrary, if the Executive materially breaches any of the provisions of Section 10 of this Agreement, the Company may cease all paying and providing the Severance Benefits (other than as required by law).

11.            Service with Subsidiaries.  For purposes of this Agreement, employment by a subsidiary or a parent of the Company shall be deemed to be employment by the Company and references to the Company shall include all such entities, except that the payment obligation hereunder shall be solely that of the Company.  A Change of Control, however, as used in this Agreement, shall refer only to a Change of Control of the Company.

12.            No Resignation.

(a)     In consideration of this Agreement, the Executive agrees that he will not resign from the Company without Good Reason for at least one hundred eighty (180) days from the date hereof, except the foregoing shall not apply after a Change of Control.

(b)     The Company shall continue to cover the Executive, or cause the Executive to be covered, under any director and officer insurance maintained after the Change of Control for directors and officers of the Company (whether by the Company or another entity) at the highest level so maintained for any other past or active director or officer with regard to any action or omission of the Executive while an officer or director of the Company.  Such coverage shall continue for any period during which the Executive may have any liability for the aforesaid actions or omissions.

(c)     Following a Change of Control, the Company shall, with regard to matters related to Executive’s period of employment with the Company, indemnify the Executive to the fullest extent permitted or authorized by the Company’s bylaws against any claims, suits, judgments, expenses (including reasonable attorney fees), with advancement of legal fees and disbursements to the fullest extent permitted by law, arising from, out of, or in connection with the Executive’s services as an officer or director of the Company, as an officer or director of any affiliate for which the Executive was required to serve as such by the Company or as a fiduciary of any benefit plan of the Company or any affiliate.

13.           Successors; Binding Agreement.  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.  This Agreement is personal to the Executive and neither this Agreement or any rights hereunder may be assigned by the Executive.

14.            Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Except as otherwise set forth herein, this Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  All references to any law shall be deemed also to refer to any successor provisions to such laws.

15.            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.            Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the United States mails, or as follows:

(i)       If to the Company, to:
Overseas Shipholding Group, Inc.
666 Third Avenue
New York, New York  10017
Attention: Chairman

(ii)      If to the Executive, to his shown address on the books of the Company.

Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

17.              Separability.  If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

18.              Legal Fees.  In the event the Company does not make the payments due hereunder on a timely basis (as determined by an arbitrator) and the matter is arbitrated pursuant to Section 19 below, if the Executive prevails in such arbitration, the Company shall pay all reasonable legal fees and other reasonable fees and expenses which the Executive may incur (on a tax grossed up basis, to the extent such amounts are taxable to the Executive), paid within 90 days after the arbitration award and the Executive shall be required to provide the Company with appropriate documentation of such amounts within 30 days after the arbitration award.  The Company shall pay to the Executive interest at the prime lending rate (as announced from time to time by Citibank, N.A.) on all or any part of any amount to be paid to Executive hereunder that is not paid when due, such amount to be paid within 60 days after the arbitration award.  The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

19.              Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the City of New York in the State of New York under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to:  (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules.  The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The Company shall pay all costs of the American Arbitration Association and the arbitrator.

20.              Withholding.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

21.              Code Section 409A.

(a)             Although the Company makes no guarantee with respect to the tax treatment of payments hereunder, this Agreement is intended to either comply with, or be exempt from, the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Code Section 409A”).  To the extent that this Agreement is not exempt from the requirements of Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent.  If any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A and modifying it would avoid such additional tax or interest, the Company shall, upon the Executive’s specific request and after consulting with the Executive, use its reasonable business efforts to in good faith reform such provision; provided, that any such modification shall not increase the economic burden to the Company and shall, to the maximum extent practicable, maintain the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.

(b)             A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.  If the Executive is deemed on the Executive’s Date of Termination to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service and (ii) the date of the Executive’s death.  On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 21(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)              If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(d)              To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(e)              With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(f)               Any gross-up payment due to the Executive under this Agreement shall be paid to the Executive no later than the end of the calendar year following the year in which the Executive paid the applicable tax.

(g)              Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

22.              Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein (except Section 9) limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, agreement as to employment or severance from employment with the Company or statutory entitlements, provided, that (i) to the extent such amounts are paid under Section 4 hereof or otherwise, they shall not be due under any such program, plan, agreement, or statute, and (ii) to the extent such amounts are paid under any such program, plan, agreement, statute, or otherwise, they shall not be due under Section 4 hereof.  Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company, at or subsequent to the date of termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein.

23.              Not an Agreement of Employment.  This is not an agreement assuring employment and, subject to any other agreement between the Executive and the Company, the Company reserves the right to terminate the Executive’s employment at any time with or without cause, subject to the payment provisions hereof, if any, that are applicable.  The Executive acknowledges that he is aware that he shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof or as a result of any other action taken by the Company.

24.              Independent Representation.  The Executive acknowledges that he has been advised by the Company to have the Agreement reviewed by independent counsel and has been given the opportunity to do so.

25.              Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/ Robert E. Johnston
Name:	Robert E. Johnston
Title:	Senior Vice President

EXECUTIVE

/s/ Ian T. Blackley
Ian Blackley

EXHIBIT A

ACCEPTANCE FORM AND RELEASE

Release

1.       I agree and acknowledge that the payments and other benefits provided pursuant to the Amended and Restated Change of Control Protection Agreement (“Agreement”), dated December 31, 2008 (i) are in full discharge of any and all liabilities and obligations of the Company to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between me and the Company; and (ii) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between me and the Company.

2.           In consideration for the payments and benefits to be provided to me pursuant to the Agreement, I forever release and discharge the Company from any and all claims.  This includes claims that are not specified in this Acceptance Form and Release (this “Release”), claims of which I am not currently aware, claims under: (i) the Age Discrimination in Employment Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law); (v) the Workers’ Adjustment and Retraining Notification Act; (vi) the Family and Medical Leave Act; (vii) any claim under the New York State Human Rights Law and the New York City Administrative Code; (viii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (ix) any claim for attorneys’ fees, costs, disbursements and/or the like.  Notwithstanding anything herein to the contrary, the sole matters to which this Release does not apply are (i) the rights of indemnification and directors and officers liability insurance coverage to which I was entitled immediately prior to my termination; (ii) my rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under the Consolidated Omnibus Budget Reconciliation Act of 1985 (iii) and my rights under Sections 5 and 21(b) of the Agreement.  In addition, notwithstanding any other provision of this Release, this Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim that I believe I may have against the Company.  However, by executing this Release, I hereby waive my right to recover in any proceeding that I may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on my behalf.

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3.           This Release applies to me and to anyone who succeeds to my rights, such as my heirs, executors, administrators of my estate, trustees, and assigns.  This Release is for the benefit of (i) the Company, (ii) any related corporation or entity, (iii) any director, officer, employee, or agent of the Company or of any such related corporation or entity, or (iv) any person, corporation or entity who or that succeeds to the rights of the Company or of any such person, corporation or entity.

4.           I acknowledge that I: (a) have carefully read in their entirety the Agreement, this Release [and the information attached as Appendix I provided pursuant to the Older Workers Benefit Protection Act]; (b) have had an opportunity to consider fully for at least [twenty-one (21)] [forty-five (45)] days the terms of the Agreement, this Release [and information attached as Appendix I]; (c) have been advised by the Company in writing to consult with an attorney of my choosing in connection with the Agreement, this Release [and the information attached as Appendix I]; (d) fully understand the significance of all of the terms and conditions of the Agreement, Release [and the information attached as Appendix I], and have discussed them with my independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to my satisfaction any questions I have asked with regard to the meaning and significance of any of the provisions of the Agreement, this Release [and the information attached as Appendix I]; and (f) am signing this Release voluntarily and of my own free will and assent to all the terms and conditions contained herein and contained in the Agreement and the Release.

5.   I understand that I will have [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release [and information attached as Appendix I] to consider the terms and conditions of those documents. I may accept this Release by signing and returning it to _______________.  After executing this Release and returning it to _______________, I shall have seven (7) days (the “Revocation Period”) to revoke this Release by indicating my desire to do so in writing delivered by no later than 5:00 p.m. on the seventh (7th) day following the date I sign and return this Release.  The effective date of this Release shall be the eighth (8th) day following my signing and return of this Release.  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event I do not accept this Release, or in the event I revoke this Release during the Revocation Period, my rights under the Agreement, this Release, including but not limited to my rights to receive payments and other benefits from the Company, shall be deemed automatically null and void.

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Print Name:	Ian Blackley	Date:
Employee

Signature:
Employee

STATE OF NEW YORK	)
) ss:
COUNTY OF _________	)

On this ___ day of __________ _______, before me personally came ____________ to be known and known to me to be the person described and who executed the foregoing Release, and (s)he duly acknowledged to me that (s)he executed the same.

Notary Public

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ACCEPTANCE FORM AND RELEASE

Acceptance Form:

I have read the Amended and Restated Change of Control Protection Agreement, dated December 31, 2008 (“Agreement”) and the accompanying Release [and the information attached as Appendix I] and hereby accept the benefits provided under the Agreement, subject to the terms and conditions set forth in the Agreement and Release.

Print Name:	Ian Blackley	Date:
Employee

Signature:
Employee

STATE OF NEW YORK	)
) ss:
COUNTY OF _________	)

On this ___ day of __________ _______, before me personally came ____________ to be known and known to me to be the person described and who executed the foregoing Release, and (s)he duly acknowledged to me that (s)he executed the same.

Notary Public